EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NOVITRON INTERNATIONAL, INC.,

SPECTRAN HOLDINGS, INC.,

THE STOCKHOLDERS’ REPRESENTATIVE

AND

LANDMARK SCIENTIFIC, INC.

Dated as of August 21, 2002

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Agreement for Purchase of Assets

Exhibit 1.23	Governance Agreement

Exhibit 1.28	Knowledge of Landmark

Exhibit 1.29	Knowledge of Parent

Exhibit 2.1	Certificate of Merger

Exhibit 2.3	Board of Directors of Parent

Exhibit 2.4	Principal Officers of Surviving Corporation

Exhibit 4.8	Landmark Financial Statements

Exhibit 4.23	Stockholders of Landmark

DISCLOSURE SCHEDULES
Landmark Disclosure Schedule
Parent Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 21, 2002, by and among NOVITRON INTERNATIONAL, INC., a Delaware corporation (“Parent”), SPECTRAN HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), LANDMARK SCIENTIFIC, INC., a Delaware corporation (“Landmark”), and RANDAL J. KIRK, in his capacity as representative of the stockholders of Landmark for the limited purposes described herein (the “Stockholders’ Representative”), recites and provides as follows:

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and Landmark have approved the merger of Merger Subsidiary with and into Landmark (the “Merger”) upon the terms and subject to the conditions of this Agreement and whereby each issued and outstanding share of Landmark Common Stock will be converted into shares of Parent Common Stock, as provided herein;

WHEREAS, the Board of Directors of Parent has recommended that its stockholders approve and adopt this Agreement and the transactions contemplated hereby and will submit for consideration, adoption and approval to the stockholders of Parent at the Parent Special Meeting, this Agreement together with the Certificate of Merger;

WHEREAS, the directors, executive officers and certain stockholders of Landmark identified on Exhibit 4.23 intend to execute in accordance with the applicable provisions of the DGCL and the Certificate of Incorporation and Bylaws of Landmark, a non-unanimous written consent adopting and approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, Landmark, Merger Subsidiary and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for Federal income Tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder; and

WHEREAS, prior to the consummation of the Merger, Landmark shall transfer the Retained Assets (as defined herein) to an Affiliate (as defined herein) of Landmark pursuant to the Agreement for Purchase of Assets, attached here to as Exhibit A.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Accounts Payable.

“Accounts Payable” shall mean payables from the operations of Landmark arising in the ordinary course of the Business as of the Closing.

SECTION 1.2.  Accounts Receivable.

“Accounts Receivable” shall mean all accounts receivable, security deposits, notes receivable, prepaids and associated rights owned by Landmark and arising in the ordinary course of the Business as of the Closing.

SECTION 1.3.  Affiliate.

“Affiliate” shall have the meaning set forth in Rule 145 of the SEC pursuant to the Securities Act.

SECTION 1.4.  Aggregate Parent Shares.

“Aggregate Parent Shares” shall mean the shares of Parent Common Stock constituting the Merger Consideration.

SECTION 1.5.  Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

SECTION 1.6.  Business.

“Business” shall mean all of the business of Landmark, including, without limitation, the business relating to the development, manufacture, marketing, and distribution of laboratory instrumentation, reagents and supplies including clinical chemistry systems and related commercial activities, but excluding the Retained Assets.

SECTION 1.7.  Certificate of Merger.

“Certificate of Merger” shall have the meaning set forth in Section 2.1 hereof.

SECTION 1.8.  Closing.

“Closing” shall have the meaning set forth in Section 3.3 hereof.

SECTION 1.9.  Closing Date.

“Closing Date” shall mean the date on which the Closing occurs.

SECTION 1.10.  Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

SECTION 1.11.  Common Certificates.

“Common Certificates” shall have the meaning set forth in Section 2.6(a) hereof.

SECTION 1.12.  Confidentiality Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.4 hereof.

SECTION 1.13.  Contracts.

“Contracts” shall mean all contracts, agreements, leases, licenses, arrangements, understandings, relationships and commitments, whether written or oral (and all amendments, side letters, modifications and supplements thereto).

SECTION 1.14.  DGCL.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

SECTION 1.15.  Dissenting Shares.

“Dissenting Shares” shall have the meaning set forth in Section 2.5(d) hereof.

SECTION 1.16.  DOL.

“DOL” shall have the meaning set forth in Section 4.10(a).

SECTION 1.17.  Effective Time.

“Effective Time” shall have the meaning set forth in Section 3.2 hereof.

SECTION 1.18.  Environmental Claim.

“Environmental Claim” shall have the meaning set forth in Section 4.16(b) hereof.

SECTION 1.19.  Environmental Laws.

“Environmental Laws” shall have the meaning set forth in Section 4.16(a) hereof.

SECTION 1.20.  ERISA.

“ERISA” shall have the meaning set forth in Section 4.10(a) hereof.

SECTION 1.21.  Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

SECTION 1.22.  GAAP.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

SECTION 1.23.  Governance Agreement.

“Governance Agreement” shall mean the Governance Agreement, dated as of the Closing Date, by and between Randal J. Kirk and Israel M. Stein, et al., attached hereto as Exhibit 1.23.

SECTION 1.24.  Governmental Authority.

“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency, instrumentality or arbitration panel, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

SECTION 1.25.  Intellectual Property.

“Intellectual Property” shall mean all intellectual property owned or licensed by Landmark as of the Effective Time (but not less than all Intellectual Property as of January 1, 2002 less that attributable to the Retained Assets), including, without limitation: (a) all inventions, patents and patent applications, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals), (e) all computer software and source code (including, without limitation, hard copy and soft copy as well as all data and related documentation), (f) all websites and related content (including, without limitation, underlying software, URL’s and domain names), (g) all financial models and (h) all current and past customer lists.

SECTION 1.26.  IRS.

“IRS” shall mean the Internal Revenue Service.

SECTION 1.27.  Kirk Shares.

“Kirk Shares” shall mean the shares of Parent Common Stock beneficially owned by Randal J. Kirk and his Affiliates immediately prior to the Parent Special Meeting.

SECTION 1.28.  Knowledge of Landmark.

“Knowledge of Landmark” shall mean the actual knowledge, after due inquiry, of the Persons set forth in Exhibit 1.28 attached hereto.

SECTION 1.29.  Knowledge of Parent.

“Knowledge of Parent” shall mean the actual knowledge, after due inquiry, of the Persons set forth on Exhibit 1.29 attached hereto.

SECTION 1.30.  Landmark.

“Landmark” shall have the meaning set forth in the preamble to this Agreement.

SECTION 1.31.  Landmark Beneficiary.

“Landmark Beneficiary” shall have the meaning set forth in Section 4.10(a) hereof.

SECTION 1.32.  Landmark Benefit Plans.

“Landmark Benefit Plans” shall have the meaning set forth in Section 4.10(a) hereof.

SECTION 1.33.  Landmark Common Stock.

“Landmark Common Stock” shall mean the common stock, $.01 par value per share, of Landmark.

SECTION 1.34.  Landmark Contracts.

“Landmark Contracts” shall have the meaning set forth in Section 4.21(a) hereof.

SECTION 1.35.  Landmark Disclosure Schedule.

“Landmark Disclosure Schedule” shall have the meaning set forth in the introduction to Article IV hereof.

SECTION 1.36.  Landmark Dissenting Holder.

“Landmark Dissenting Holder” shall have the meaning set forth in Section 2.5(d) hereof.

SECTION 1.37.  Landmark ERISA Affiliate.

“Landmark ERISA Affiliate” shall have the meaning set forth in Section 4.10(c) hereof.

SECTION 1.38.  Landmark Financial Statements.

“Landmark Financial Statements” shall have the meaning set forth in Section 4.8 hereof.

SECTION 1.39.  Landmark Share or Landmark Shares.

“Landmark Share” or “Landmark Shares” shall mean the shares of Landmark Common Stock issued and outstanding immediately prior to the Effective Time.

SECTION 1.40.  Landmark Stockholder Approval.

“Landmark Stockholder Approval” shall mean the adoption and approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of capital stock of Landmark, acting by written consent in lieu of meeting in accordance with Section 228 of the DGCL.

SECTION 1.41.  Landmark Stockholders.

“Landmark Stockholders” shall mean the Persons listed in Section 1.41 of the Landmark Disclosure Schedule.

SECTION 1.42.  Law.

“Law” shall mean any federal, state, provincial, local or other law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

SECTION 1.43.  Lien.

“Lien” shall mean any mortgages, liens, pledges, charges, security interests or encumbrances of any kind.

SECTION 1.44.  Material Adverse Effect.

“Material Adverse Effect” shall mean, with respect to any entity or group of entities, a material adverse effect (or any development which, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect in the future), on the business, assets, financial or other condition, results of operations or prospects of such entity or group of entities taken as a whole. For purposes of this definition, an effect shall be deemed to be material if it alone or as part of a group of effects has an impact of 10% or greater on the revenues or net income of the relevant party.

SECTION 1.45.  Merger.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

SECTION 1.46.  Merger Consideration.

“Merger Consideration” shall have the meaning set forth in Section 2.5(a) hereof.

SECTION 1.47.  Merger Subsidiary.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

SECTION 1.48.  Merger Subsidiary Common Stock.

“Merger Subsidiary Common Stock” shall mean the 1,000 shares of Merger Subsidiary common stock, $.01 par value per share, of which 100 shares are issued and outstanding and all of which are owned by Parent.

SECTION 1.49.  Nasdaq.

“Nasdaq” shall mean The Nasdaq SmallCap Market, Inc.

SECTION 1.50.  Parent.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

SECTION 1.51.  Parent Beneficiary

“Parent Beneficiary” shall have the meaning set forth in Section 5.14(a).

SECTION 1.52.  Parent Benefit Plans.

“Parent Benefit Plans” shall have the meaning set forth in Section 5.14(a).

SECTION 1.53.  Parent Common Stock.

“Parent Common Stock” shall mean the common stock, $.01 par value per share, of Parent.

SECTION 1.54.  Parent ERISA Affiliate.

“Parent ERISA Affiliate” shall have the meaning set forth in Section 5.14(c).

SECTION 1.55.  Parent Financial Statements.

“Parent Financial Statements” shall mean the audited consolidated statements of financial condition, results of operations and cash flows of Parent as of and for the period ended March 31, 2001 and the unaudited consolidated statements of financial condition, results of operations and cash flows of Parent as of and for the period ended March 31, 2002, set forth in the Parent SEC documents.

SECTION 1.56.  Parent Preferred Stock.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.2.

SECTION 1.57.  Parent Proxy Statement/Prospectus.

“Parent Proxy Statement/Prospectus” shall mean the Proxy Statement/Prospectus of Parent included in the Registration Statement and distributed to the stockholders of Parent in connection with the Parent Special Meeting.

SECTION 1.58.  Parent SEC Documents.

“Parent SEC Documents” shall have the meaning set forth in Section 5.5 hereof.

SECTION 1.59.  Parent Special Meeting.

“Parent Special Meeting” shall mean the special or annual meeting of stockholders of Parent called pursuant to Section 3.1 hereof to consider, adopt and approve this Agreement and the transactions contemplated herein, and any adjournments thereof.

SECTION 1.60.  Parent Stockholder Approval.

“Parent Stockholder Approval” shall mean the adoption and approval of this Agreement and the Merger by the holders of at least two-thirds of the outstanding shares of capital stock of Parent (excluding the Kirk Shares) at the Parent Special Meeting in accordance with Section 203 of the DGCL.

SECTION 1.61.  Permits.

“Permits” shall mean all permits, licenses, variances, exemptions, orders, registrations and approvals and governmental authorizations of all Governmental Authorities.

SECTION 1.62.  Permitted Liens.

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable, (b) covenants, conditions and restrictions of record or other title defects that do not materially interfere with the existing use of an asset and do not materially and adversely affect the marketability thereof and (c) minor Liens, that, in the aggregate, do not and will not have a Material Adverse Effect on the Business as currently conducted, and (d) those liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, impositions and other matters affecting Landmark that are listed on Section 1.62 of the Landmark Disclosure Schedule, true, correct and complete copies of which have been delivered to Parent.

SECTION 1.63.  Person.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

SECTION 1.64.  Prime Rate.

“Prime Rate” shall mean the prime rate of interest as published in The Wall Street Journal from time to time.

SECTION 1.65.  Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, including the Parent Proxy Statement/Prospectus contained therein, to be filed by Parent with the SEC with respect to the Parent Common Stock to be offered to the holders of Landmark Common Stock in the Merger.

SECTION 1.66.  Retained Assets

“Retained Assets” shall mean any and all assets of Landmark that have been or will be transferred to an Affiliate of Landmark prior to Closing, which assets are set forth on Section 1.66 of the Landmark Disclosure Schedule.

SECTION 1.67.  SEC.

“SEC” shall mean the Securities and Exchange Commission.

SECTION 1.68.  Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

SECTION 1.69.  Stockholders’ Representative.

“Stockholders’ Representative” shall have the meaning set forth in the preamble to this Agreement.

SECTION 1.70.  Subsidiary.

“Subsidiary” shall mean each entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares or other ownership interests representing 50% or more of the votes eligible to be cast in the election of directors of such entity or such other applicable governing board.

SECTION 1.71.  Surviving Corporation.

“Surviving Corporation” shall have the meaning set forth in Section 2.1(a) hereof.

SECTION 1.72.  Tax; Taxes.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, levies, imposts, duties, other assessments, or similar charges of any kind whatsoever, including any interest, penalties, and additions imposed thereon or with respect thereto.

SECTION 1.73.  Tax Return.

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group.

SECTION 1.74.  25% Parent Stock Dividend.

“25% Parent Stock Dividend” shall have the meaning set forth in Section 5.2 hereof.

SECTION 1.75.  Unaudited Landmark Financial Statements.

“Unaudited Landmark Financial Statements” shall have the meaning set forth in Section 4.8 hereof.

ARTICLE II

THE MERGER

SECTION 2.1.  The Merger.

(a)  Immediately prior to the Effective Time, (i) Merger Subsidiary and Landmark shall execute and deliver a certificate of merger, substantially in the form attached hereto as Exhibit 2.1, which certificate of merger shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Certificate of Merger”). Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Landmark in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL. Landmark shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Subsidiary and the separate corporate existence of Merger Subsidiary shall cease.

(b)  If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in Law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Landmark and Merger Subsidiary, then the Surviving Corporation and its proper officers and directors, in the name and on behalf of Landmark and Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in Law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Landmark and Merger Subsidiary or otherwise to take any and all such action.

SECTION 2.2.  Certificate of Incorporation and Bylaws.

(a)  The Certificate of Incorporation of Landmark, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The Bylaws of Landmark, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.3.  Board of Directors.

(a)  At the Effective Time, the Board of Directors of Parent shall be as listed on Exhibit 2.3 attached hereto. The persons named as members of the Board of Directors of Parent on Exhibit 2.3 shall be named in Parent’s Proxy Statement/Prospectus for the Parent Special Meeting, subject to receipt of the consent of such individuals to be so named.

(b)  The Board of Directors of the Surviving Corporation as of the Effective Time shall be as set forth on Exhibit 2.3.

SECTION 2.4.  Management.

The principal officers of the Surviving Corporation at the Effective Time shall be as set forth on Exhibit 2.4.

SECTION 2.5.  Effect on Capital Stock.

As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holders of Landmark Shares or capital stock of Merger Subsidiary:

(a)  Subject to the other provisions of this Section 2.5, each issued and outstanding Landmark Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such share of Landmark Common Stock, 25 shares of Parent Common Stock (the “Merger Consideration”); provided that in no event shall more than 250,000 shares of Parent Common Stock in the aggregate be issued to the holders of Landmark Shares pursuant to such exchange.

(b)  No fractional shares of Parent Common Stock shall be issued in the Merger. A holder of Landmark Shares that would otherwise be entitled to receive a fractional share of Parent Common Stock as a result of the Merger shall be entitled to receive for such fractional share either (i) nothing, if such fractional share is equal to less than 0.5 of a share of Parent Common Stock or (ii) one share of Parent Common Stock if such fractional share is equal to 0.5 or greater of a share of Parent Common Stock. The parties acknowledge that payment of the above described fractional share consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding-off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

(c)  Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

(d)  Notwithstanding any provision contained in this Agreement to the contrary, Landmark Shares outstanding immediately prior to the Effective Time of the Merger and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with the DGCL (a “Landmark Dissenting Holder”) shall not be converted into a right to receive the Merger Consideration, but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Section 262 of the DGCL, unless such Landmark Dissenting Holder fails to perfect or withdraws or otherwise loses such Landmark Dissenting

Holder’s right to appraisal. If, after the Effective Time of the Merger, such Landmark Dissenting Holder fails to perfect or withdraws or loses such Landmark Dissenting Holder’s right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into a right to receive the Merger Consideration payable in respect of such shares pursuant to Section 2.5(a). Landmark shall give Parent prompt notice of (i) any demands received by Landmark for appraisal of shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Landmark and (ii) all negotiations and proceedings with respect to such demands. Landmark shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle any such demands. If any payments by Landmark are made to Landmark Dissenting Holders with respect to demands for appraisal of Dissenting Shares, then the Parent Common Stock otherwise issuable in exchange for such Dissenting Shares pursuant to Section 2.5(a). shall be issued to the remaining holders of Landmark Shares on a pro rata basis; provided that (i) in no event shall more than 250,000 shares of Parent Common Stock in the aggregate be issued to the holders of Landmark Shares, (ii) after such payment and the payment to Third Security, LLC set forth below (or reserves for one or more of them), as of the Effective Time Landmark shall have at least $200,000 of cash and cash items (the “Minimum Cash”).

(e)  Landmark will not, without the prior written consent of Parent, make any payment to Landmark Dissenting Holders (or incur any legal fees or expenses) which would, on a pro forma basis (after reserves) cause it to have less than the Minimum Cash as of the Effective Time.

(f)  If Parent makes any cash payment with respect to Landmark Dissenting Shareholders (or incurs any legal expenses in connection therewith), then the shares of Parent Common Stock that would have been issuable to such Landmark Dissenting Shareholders shall be retained by Parent.

SECTION 2.6.  Exchange of Common Certificates.

(a)  On or before the Effective Time of the Merger, Parent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of Landmark Common Stock (the “Common Certificates”), other than Parent, Landmark and any wholly owned Subsidiary of Landmark or Parent, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon receipt of the Common Certificates by Parent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration. Upon surrender of a Common Certificate to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent, (i) the holder of such Common Certificate shall receive from Parent, as soon as reasonably practicable, the Merger Consideration payable with respect to the number of shares of Landmark Common Stock represented by such Common Certificate and (ii) the Common Certificate so surrendered shall forthwith be canceled. If any shares of Parent Common Stock that a holder of a Common Certificate has a right to receive are to be issued to a Person other than the Person in whose name such Common Certificate so surrendered is registered, it shall be a condition of exchange that such Common Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Common Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Common Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Common Certificate in accordance with this Section 2.6(a), Merger Consideration.

(b)  No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the Parent Common Stock shall be paid to the holder of any unsurrendered Common Certificate with respect to the Parent Common Stock represented thereby. No shares of Parent Common Stock with respect to Landmark Common Stock shall be paid to any Person until the holder of record of the Common Certificate representing the right to receive such shares of Parent Common Stock shall have been surrendered in accordance with Section 2.6(a).

(c)  All shares of Parent Common Stock issued upon the surrender of Common Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.6, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Landmark Common Stock theretofore represented by such Common Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Landmark Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Common Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Neither Parent nor Landmark nor any of their Subsidiaries shall be liable to any holder of Landmark Shares or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)  Parent or the Surviving Corporation shall be entitled to deduct and withhold, or cause the exchange agent, if any, to deduct and withhold, from consideration otherwise payable pursuant to this Agreement to any Landmark Stockholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Certificates in respect of which such deduction and withholding was made, and (ii) Parent shall provide, or cause its exchange agent to provide, to the holders of such securities written notice of the amounts so deducted or withheld.

SECTION 2.7.  Appointment of Stockholders’ Representative

(a)  The Landmark Stockholders hereby irrevocably appoint Randal J. Kirk as the Stockholders’ Representative to act as the agent of such stockholders with respect to, and with the full power to resolve, all questions, disputes, to authorize the payments of amounts for expenses, to defend, negotiate and/or settle such claims, to employ such agents, consultants and professionals, to delegate authority to his agents, and to take such actions, to grant such consents and waivers and execute such documents on their behalf in connection with this Agreement as the Stockholders’ Representative, in his sole discretion, deems best and to perform all of the functions of the Stockholders’ Representative under this Agreement.

(b)  Parent may rely upon written directions and notices received from the Stockholders’ Representative with respect to the matters described herein. In the event Randal J. Kirk ceases to be able to perform his duties as a Stockholders’ Representative as a result of his death, incapacity or resignation, the former Landmark Stockholders (voting in proportion to each stockholder’s former holdings of Landmark Shares as of the Effective Time) shall designate an individual to serve as his successor and to assume all of his duties and obligations as a Stockholders’ Representative hereunder and shall so notify Parent in writing of any such designation. The parties acknowledge and agree that Randal J. Kirk, or any successors designated pursuant to this Section 2.7, is acting as the Stockholders’ Representative for the stockholders of Landmark for the limited administrative purposes set forth herein and nothing in this Agreement is intended to, nor shall, impose any personal liability on Randal J. Kirk or any other Person who serves as Stockholders’ Representative. At any time, Landmark Stockholders who held immediately prior to the Effective Time a majority of the Landmark Shares may remove or replace the person serving as the Stockholders’ Representative and name a substitute for such person by written notice to Parent.

(c)  The Stockholders’ Representative shall not be liable for any act done or omitted in such capacity while acting in good faith, except for any act done or omitted which constitutes gross negligence or willful misconduct. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith and of the absence of gross negligence or willful misconduct.

(d)  Each of the Landmark Stockholders hereby agrees, jointly and severally, to indemnify, defend and forever hold the Stockholders’ Representative harmless, from and against any and all losses, demands, causes of action, judgments, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, reasonable attorneys’ fees, disbursements and administrative or court costs) directly or indirectly arising out of, resulting from, or in connection with, any claim or alleged claim with respect to the Stockholders’ Representative’s obligations under this Agreement or any other agreement contemplated hereby or thereby, except for claims or alleged claims arising out of the gross negligence or willful misconduct of the Stockholders’ Representative.

(e)  Parent shall provide the Stockholders’ Representative with such information and assistance as he may reasonably request, including making employees available on a mutually convenient basis.

SECTION 2.8.  Anti-Dilution Provisions.

Except with respect to the 25% Parent Stock Dividend (which has already been taken into account in determining the Merger Consideration), in the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the number of shares of Parent Common Stock constituting the Merger Consideration shall be proportionately adjusted.

ARTICLE III

STOCKHOLDER APPROVAL; EFFECTIVE TIME; CLOSING

SECTION 3.1.  Stockholder Approval.

(a)  This Agreement together with the Certificate of Merger shall be submitted for consideration, adoption and approval by the holders of shares of Parent Common Stock at the Parent Special Meeting, and this Agreement together with the Certificate of Merger shall be adopted and approved by the Landmark Stockholders by non-unanimous written consent in accordance with Section 228 of the DGCL. Parent and Landmark shall coordinate and cooperate with respect to the timing of the Parent Special Meeting and shall endeavor to hold such meeting as soon as practicable after the date hereof. The Board of Directors of each of Parent and Landmark shall recommend that their respective stockholders approve this Agreement and the transactions contemplated hereby and such recommendation shall be contained in each of Parent’s and Landmark’s proxy statements.

SECTION 3.2.  Effective Time.

The Merger shall become effective upon (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware or (ii) at such later time as is set forth in the Certificate of Merger (the “Effective Time”). Upon satisfaction by Landmark of the conditions precedent to the consummation of the Merger set forth in Section 8.1 and upon satisfaction by Parent of the conditions precedent to the consummation of the Merger set forth in Section 8.2, the parties shall cause the Certificate of Merger to be filed on the same day as the Closing; provided, however, if the offices of the Secretary of State of the State of Delaware are closed at such time, the parties will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware at the earliest possible time on the next business day on which such offices are not closed following the Closing.

SECTION 3.3.  Time and Place of Closing.

The closing of the transactions contemplated by this Agreement shall take place at a time and on a date mutually agreed upon by the parties hereto, provided that such date shall be no later than the third business day following the date on which all of the conditions to the obligations of the parties set forth in Article VIII have been satisfied as provided therein (the “Closing”). The Closing shall take place at the offices of Hunton & Williams located at 200 Park Avenue, 43rd Floor, New York, New York 10166.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LANDMARK

Except as specifically set forth in the disclosure schedule of Landmark attached hereto (the “Landmark Disclosure Schedule”), Landmark represents and warrants to Parent and Merger Subsidiary as follows:

SECTION 4.1.  Organization and Authority of Landmark.

Landmark is duly organized, validly existing and in good standing under the laws of the State of Delaware. Landmark has the full corporate power to carry on its Business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Landmark is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Landmark. The copies of the Certificate of Incorporation and Bylaws of Landmark, which have been delivered to Parent, are complete and correct and in full force and effect on the date hereof, and no amendment or other modification has been filed, recorded or is pending or contemplated thereto.

SECTION 4.2.  Capitalization.

Landmark’s authorized equity capitalization consists of 50,000 shares of Landmark Common Stock. As of the close of business on the date hereof, 10,000 shares of Landmark Common Stock were issued and outstanding. Such shares of Landmark capital stock constituted all of the issued and outstanding shares of capital stock of Landmark as of such date. All issued and outstanding Landmark Shares have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as provided in Section 8.2(m) hereof, Landmark has not declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Landmark Shares, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Section 4.2 of the Landmark Disclosure Schedule lists all of the stockholders of Landmark as of the date hereof and sets forth the respective holdings of each such stockholder. There are no outstanding options, warrants, notes, subscriptions or other rights to purchase or acquire any capital stock of Landmark, nor are there any outstanding securities that are convertible into or exchangeable for any capital stock of Landmark. There are no contracts, commitments, understandings, arrangements or restrictions by which Landmark is bound to sell or issue any shares of its capital stock.

SECTION 4.3.  Authority Relative to this Agreement; Recommendation.

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Landmark are within the corporate power and authority of Landmark. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Landmark, and no other corporate proceeding on the part of Landmark other than obtaining the Landmark Stockholder Approval is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Landmark and (assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Subsidiary) constitute or will constitute valid, legal and binding agreements of Landmark, enforceable against Landmark in accordance with their respective terms.

SECTION 4.4.  Consents and Approvals; No Violations.

Except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL; (ii) obtaining the Landmark Stockholder Approval and (iii) otherwise as set forth in Section 4.4 of the Landmark Disclosure Schedule attached hereto, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any public court, tribunal or administrative, governmental or regulatory body, agency or authority is necessary or required in connection with the execution and delivery of this Agreement by Landmark or for the consummation by Landmark of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution or delivery of this Agreement by Landmark nor the performance of this Agreement nor the consummation of the transactions contemplated hereby by Landmark will (x) conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws of Landmark, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Landmark Contract or other instrument or obligation to which Landmark is a party or by which it or any of its properties or assets may be bound or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Landmark or any of its properties or assets.

SECTION 4.5.  Title to and Condition of Assets.

Landmark has good title to, or valid leasehold interests in, all its properties and assets owned by it, except for such as are no longer used or useful in the conduct of its Business or as have been disposed of in the ordinary course of Business, except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not have a Material Adverse Effect on the Business as currently conducted. Except as set forth in Section 4.5 of the Landmark Disclosure Schedule, all such assets and properties, other than assets and properties in which Landmark has leasehold interests, are free and clear of all Liens, except for Permitted Liens and the proposed transaction will not cause a default under any lease. The terms of all leases are set forth in Section 4.5 of the Landmark Disclosure Schedule.

SECTION 4.6.  Absence of Certain Events.

Except as set forth in Section 4.6 of the Landmark Disclosure Schedule, since January 1, 2002, Landmark has not suffered any adverse change in its Business, financial condition or results of operations that will have a Material Adverse Effect on Landmark. Since January 1, 2002, Landmark has conducted its Business in the ordinary course and consistent with past practice and there has not been: (i) any entry into any Contract or an amendment of any Contract between Landmark on the one hand, and any of the executive officers or key employees or consultants of Landmark on the other hand, providing for employment of any such officer or key employee or consultant or any general or material increase in the compensation, severance or termination benefits payable or to become payable by Landmark to any of the executive officers or key employees or consultants of Landmark (except for normal increases in the ordinary course of Business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such executive officer or key employee or consultant; (ii) any entry by Landmark into or termination of or amendment to any material Contract or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any Lien (other than Permitted Liens) made on any of the properties or assets of Landmark) other than in the ordinary and usual course of Business copies of each employment contract and any other material contract have been delivered to Parent; (iii) any material change in the accounting methods, principles or practices of Landmark; (iv) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect upon Landmark; (v) any event, occurrence or action that has had or is reasonably likely to have a Material Adverse Effect on Landmark; (vi) except as provided in
Section 8.2(m) hereof, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the Landmark Shares; (vii) any amendment of any material term of any outstanding equity security (or any instrument convertible into or exchangable for any equity security) of Landmark; (viii) any repurchase, redemption or other acquisition by Landmark of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Landmark; or (ix) any Contract to do any of the foregoing.

SECTION 4.7.  Subsidiaries.

Except as set forth on Section 4.7 of the Landmark Disclosure Schedule, Landmark does not own any Subsidiaries and Landmark does not own or hold of record and/or beneficially own or hold, any shares of any class of the capital stock of any corporation or any legal or beneficial ownership interest in any general or limited partnership, limited liability company, business trust or joint venture or any other unincorporated trade or business enterprise.

SECTION 4.8.  Financial Statements.

The audited consolidated statements of financial condition, results of operations and cash flows of Landmark as of and for the 12-month periods ended December 31, 2001 and December 31, 2000 and the unaudited consolidated statements of financial condition, results of operations and cash flows of Landmark as of and for the 12-month period ended December 31, 1999 and the three-month periods ending March 31, 2002 and March 31, 2001 attached hereto as Exhibit 4.8. (collectively, the “Landmark Financial Statements”), were previously provided to Parent. Except as disclosed in the notes to the Landmark Financial Statements, the Landmark Financial Statements taken as a whole present fairly in accordance with GAAP, in all material respects, the consolidated financial condition, results of operations and cash flows of Landmark, as of the dates, and for the periods indicated (except for the absence of notes and normal recurring year-end adjustments with respect to the unaudited Landmark Financial Statements).

SECTION 4.9.  Litigation.

Except as set forth in Section 4.9 of the Landmark Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Landmark, threatened, against, relating to or affecting Landmark at law or in equity, or before any Governmental Authority, including, without limitation, with respect to infringement of any Landmark Intellectual Property. Except as set forth in Section 4.9 of the Landmark Disclosure Schedule, Landmark is not subject to any order, judgment, decree or obligation that would have a Material Adverse Effect on the Business as currently conducted.

SECTION 4.10.  Employee Benefit Plans Matters.

(a)  Section 4.10 of the Landmark Disclosure Schedule contains a true and complete list of (i) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) all other material employee benefit agreements or arrangements (other than “payroll practices” under Department of Labor (the “DOL”) Regulation Section 2510.3-1) that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or other service provider or any former director, officer, employee or other service provider (or any of their beneficiaries) of Landmark (collectively, a “Landmark Beneficiary”), or with respect to which Landmark may have any material liability (“Landmark Benefit Plans”).

(b)  With respect to each Landmark Benefit Plan, Landmark has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents which Landmark has prepared or has been required to prepare:

(i)  the Landmark Benefit Plans and any amendments thereto (or if a Landmark Benefit Plan is not a written agreement, a description thereof);

(ii)  the most recent annual Form 5500 reports filed with the IRS;

(iii)  the most recent statement filed with the DOL pursuant to 29 U.S.C. § 2520.104-23;

(iv)  the most recent annual Form 990 and 1041 reports filed with the IRS;

(v)  the most recent actuarial reports;

(vi)  the most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

(vii)  the most recent summary plan description and summaries of material modifications thereto;

(viii)  the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Landmark Benefit Plan;

(ix)  the most recent financial statement;

(x)  the most recent determination letter received from the IRS; and

(xi)  any agreement pursuant to which Landmark is obligated to indemnify any Person.

(c)  All contributions and other payments required to have been made by Landmark or any entity (whether or not incorporated) that is (or is required to be) treated as a single employer with Landmark under Section 414 of the Code (a “Landmark ERISA Affiliate”) with respect to any Landmark Benefit Plan have been or will be timely made and all such amounts properly accrued through the date of the Landmark Financial Statements have been reflected therein.

(d)  The terms of all Landmark Benefit Plans that are intended to be “qualified” within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS on the current forms of such Landmark Benefit Plans or the applicable remedial amendment periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in Section 4.10 of the Landmark Disclosure Schedule, to the Knowledge of Landmark, no event or condition exists or has occurred that could cause the IRS to disqualify any Landmark Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 4.10 of the Landmark Disclosure Schedule, with respect to each Landmark Benefit Plan, Landmark and each Landmark ERISA Affiliate are in compliance in all material respects with, and each Landmark Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable Laws governing such plan or source, including, without limitation, ERISA, the Code and applicable local Law. To the Knowledge of Landmark, except as set forth in Section 4.10 of the Landmark Disclosure Schedule, no Landmark Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other Governmental Authority or is scheduled to be subject to such an audit investigation or proceeding.

(e)  With respect to each Landmark Benefit Plan, to the Knowledge of Landmark, there exists no condition or set of circumstances that could subject Landmark or any Landmark ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable Law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which Landmark or any Landmark ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on Landmark. No claim, action or litigation has been made, commenced or, to the Knowledge of Landmark, threatened, by or against any Landmark with respect to any Landmark Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on Landmark.

(f)  Except as disclosed in Section 4.10 of the Landmark Disclosure Schedule, no Landmark Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of

ERISA) provides benefits for any retired or former employees (other than as required under Sections 601 et seq. of ERISA and Section 4980 of the Code or other applicable state or local Law that specifically mandates continued health coverage).

(g)  No Landmark Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA and neither Landmark nor any Landmark ERISA Affiliate has previously maintained or had an obligation to contribute to a “multiemployer plan” (as defined above).

(h)  Neither Landmark nor any entity that was at any time during the six-year period ending on the date of this Agreement a Landmark ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA.

(i)  No Landmark Beneficiary will be eligible to accrue any additional benefits under any Landmark Benefit Plan after the Effective Time except for COBRA benefits, the cost of which shall be paid entirely by the recipient.

SECTION 4.11.  Labor Matters.

Except as set forth in Section 4.11 of the Landmark Disclosure Schedule:

(a)  Landmark is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b)  there is no unfair labor practice charge or complaint against Landmark pending or, to the Knowledge of Landmark, threatened before the National Labor Relations Board or any other comparable authority;

(c)  Landmark is not a party to any collective bargaining agreements;

(d)  there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Landmark, threatened against Landmark relating to employment, employment practices, terms and conditions of employment or wages and hours;

(e)  there are no pending or, to the Knowledge of Landmark, threatened, strikes, lockouts or other work stoppages involving any persons employed by Landmark;

(f)  there are no representation petitions or other similar petitions or requests for representation pending or, to the Knowledge of Landmark, threatened, before the National Labor Relations Board or other Government Authority in connection with any persons employed by Landmark; and

(g)  as of the Effective Time, Landmark will have no employees.

SECTION 4.12.  Tax Matters.

Except as set forth in Section 4.12 of the Landmark Disclosure Schedule:

(a)  Landmark is not a member of an affiliated group, within the meaning of Section 1504(a) of the Code, and neither Landmark nor any entity to whose liabilities Landmark has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) an affiliated group, except (i) from the date of Landmark’s incorporation until December 31, 1998, Landmark was a member of an affiliated group of which Biological & Popular Culture, Inc. (“Biopop”), renamed GIV Holdings, Inc. on December 31, 1998, was the common parent (Henry Schein, Inc., a publicly traded distributor of healthcare products and services, purchased Biopop on December 31, 1998), (ii) from January 1, 1999 until October 31, 1999, Landmark was a member of an affiliated group of which BCCX, Inc. was the common parent and (iii) from November 1, 1999 through December 31, 2000, Landmark was a member of an affiliated group of which Clinical Chemistry Holdings, Inc. was the common parent. Landmark has delivered to Parent copies of each of the consolidated tax returns referenced in clauses (ii) and (iii) in the preceding sentence.

(b)  Landmark (and, as applicable, the affiliated group of which Landmark was a member) has timely filed or caused to be filed all material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns with respect to Landmark is correct and complete in all material respects; provided, however, that this representation is limited to the Knowledge of Landmark with respect to Biopop’s affiliated group with respect to any Tax Return filed after December 31, 1998;

(c)  Landmark (and, as applicable, the affiliated group of which Landmark was a member) has paid all material Taxes due and payable by it, except for those being contested in good faith; provided, however, that this representation is limited to the Knowledge of Landmark with respect to Biopop’s affiliated group with respect to any Taxes payable after December 31, 1998;

(d)  the Landmark Financial Statements fully and properly reflect, as of their dates, the liabilities of Landmark for all Taxes for all periods ending on or before such dates; provided, however, that this representation is limited to the Knowledge of Landmark with respect to Biopop’s affiliated group with respect to any date on or after December 31, 1998;

(e)  there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of Landmark (and, as applicable, the affiliated group of which Landmark was a member); provided, however, that this representation is limited to the Knowledge of Landmark with respect to Biopop’s affiliated group;

(f)  since April 16, 1997, Landmark has not distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

(g)  Landmark is not, or has not been at any time within the last five years, a “United States real property holding corporation” for purposes of Section 897 of the Code; and

(h)  Landmark has no Knowledge of any fact, nor has Landmark taken any action that would or would be reasonably likely to adversely affect the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.13.  Compliance with Law.

Landmark holds all Permits necessary for the lawful conduct of its Business, except for failures to hold such Permits that would not have a Material Adverse Effect on Landmark. Landmark is in compliance with the material terms of the Permits, except where the failure so to comply would not have a Material Adverse Effect on Landmark. The Business of Landmark is not being conducted in violation of any relevant Law, ordinance or regulation of any Governmental Authority except for violations or possible violations which do not have, and, could not reasonably be expected to have, a Material Adverse Effect on Landmark. No investigation or review by any Governmental Authority with respect to Landmark is pending or, to the Knowledge of Landmark, threatened.

SECTION 4.14.  Fees and Expenses of Brokers and Others.

Other than Third Security, LLC, for which a fee for services rendered shall be paid by Landmark to Third Security, LLC prior to Closing in an amount equal to the lesser of (x) $300,000 and (y) the amount of Landmark’s cash immediately prior to the Closing, if any, in excess of the cash required to satisfy Landmark’s obligations pursuant to Sections 6.1(m) and 7.6, establish cash reserves, escrows or accruals as required under this Agreement and meet the condition set forth in Section 8.1(j), Landmark (a) has not had any dealings, negotiations or communications with any broker, finder or investment banker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement and (c) has not retained any broker, finder or investment banker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

SECTION 4.15.  Absence of Undisclosed Liabilities.

Except as set forth in Section 4.15 of the Landmark Disclosure Schedule, Landmark does not have any material liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto except liabilities, obligations or contingencies that (i) are accrued or reserved against in the balance sheet of Landmark as of December 31, 2001, or (ii) were incurred after December 31, 2001 in the ordinary course of Business and consistent with past practices during 2001.

SECTION 4.16.  Environmental Laws and Regulations.

(a)  Landmark is in compliance with all applicable Laws (including common Law) and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by Landmark of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure so to comply would not have a Material Adverse Effect on Landmark.

(b)  Landmark has not received written notice of, or, to the Knowledge of Landmark, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”).

(c)  There have been no releases or offsite shipments from any property owned by Landmark (or to the Knowledge of Landmark any property adjacent to Landmark’s property) of any hazardous, toxic or radioactive material, substance or wastes defined or regulated as such under the Environmental Law that would be reasonably likely to result in an Environmental Claim.

(d)  To the Knowledge of Landmark, there are no circumstances that are reasonably likely to prevent or interfere with the material compliance with all Environmental Laws by Landmark in the future.

(e)  There are no Environmental Claims that are pending or, to the Knowledge of Landmark, threatened, against Landmark or against any Person whose liability for any Environmental Claim Landmark has or may have retained or assumed either contractually or by operation of Law.

SECTION 4.17.  Intellectual Property.

(a)  Except as set forth on Section 4.17 of the Landmark Disclosure Schedule, Landmark is the sole owner of all right, title and interest in the Intellectual Property owned by Landmark and has all necessary licenses, rights, permissions and authorizations to use the Intellectual Property licensed by Landmark. The Intellectual Property constitutes all non-tangible property necessary for the operation of the Business as presently conducted. To the Knowledge of Landmark, each item of Intellectual Property has been used with the authorization of every other claimant thereto and the execution, delivery and performance of this Agreement will not impair such use by Landmark after the Closing.

(b)  Except as set forth on Section 4.17 of the Landmark Disclosure Schedule for a period of three years prior to the date hereof, Landmark has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party, and Landmark has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Landmark must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Landmark, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Landmark. Except as set forth on Section 4.17 of the Landmark Disclosure Schedule, there are no pending claims, litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters or cease and desist letters challenging the Intellectual Property, or Landmark’s rights therein.

(c)  Section 4.17 of the Landmark Disclosure Schedule identifies each existing patent, trademark, copyright or other registration that has been issued to Landmark that is currently valid and existing with respect to any of the Intellectual Property, identifies each pending application or application for registration that Landmark has made with respect to any of the Intellectual Property and identifies each license, agreement or other permission that Landmark has granted to any third party with respect to any of the Intellectual Property (together with any exceptions thereto). Except as set forth on Section 4.17 of the Landmark Disclosure Schedule, Landmark has made available to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.17 of the Landmark Disclosure Schedule also identifies each trade name or unregistered trademark used by Landmark. Except as set forth on Section 4.17 of the Landmark Disclosure Schedule, with respect to each item of Intellectual Property required to be identified therein: (i) to the Knowledge of Landmark, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, to the Knowledge of Landmark, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iii) Landmark has not licensed or permitted any third party to use any such item.

SECTION 4.18.  Insurance.

All material fire and casualty, general liability, product liability, and sprinkler and water damage insurance policies maintained by Landmark are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the Business of Landmark and its properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Landmark. Section 4.18 of the Landmark Disclosure Schedule sets forth, with respect to each insurance policy maintained by Landmark, the name of the insurance carrier, a description of the type of coverage, deductible amounts, limits on coverage and other material terms of the policy.

SECTION 4.19.  Books and Records.

The books of account, minute books, stock record books and other records of Landmark are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the requirements relating to a system of internal accounting controls. To the Knowledge of Landmark, Landmark has made available to Parent for examination the originals or true and correct copies of all documents that Parent has requested in connection with the transactions contemplated by this Agreement.

SECTION 4.20.  Accounts Receivable and Accounts Payable.

Except as set forth on Section 4.20 of the Landmark Disclosure Schedule, the Accounts Receivable all have arisen from bona fide transactions with independent third parties in the ordinary course of Business and were, on the Landmark Financial Statements, subject to adequate reserves in accordance with and based upon Landmark’s past practice. All Accounts

Payable of Landmark have arisen from bona fide transactions in the ordinary course of Business and are to be paid in accordance with normal trade practice.

SECTION 4.21.  Material Contracts.

(a)  Section 4.21 of the Landmark Disclosure Schedule contains a true, correct and complete list of all Contracts (which term includes all amendments, modifications and supplements thereto and all side letters affecting the obligations of any party thereunder) to which Landmark is a party or by which any of the properties or assets of Landmark are bound that are, material to the Business, properties or assets of Landmark taken as a whole, including, without limitation: (i) regardless of amount, employment, product design or development, personal services, consulting, non-competition, severance, golden parachute, or indemnification Contracts (including, without limitation, any Contract to which Landmark is a party involving employees or Affiliates of Landmark); (ii) regardless of amount, Contracts granting rights of first refusal or first negotiation; (iii) regardless of amount, partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise; (v) Contracts or agreements with any Governmental Authority; (vi) Contracts relating to the purchase of goods, equipment or services used in support of the Business or operations of Landmarks of amounts in excess of $30,000 per year or having a duration in excess of one year; (vii) customer Contracts; (viii) regardless of amount, Contracts which contain covenants pursuant to which Landmark has agreed not to compete with any Person or any Person has agreed not to compete with Landmark; (ix) Contracts upon which any substantial part of the Business of Landmark is dependent or which, if breached, could reasonably be expected to have a Material Adverse Effect on Landmark; and (x) all commitments and agreements, whether written or oral, to enter into any of the foregoing (collectively, the “Landmark Contracts”).

(b)  Except as set forth in Section 4.21 of the Landmark Disclosure Schedule, each of the Landmark Contracts is valid, binding, in full force and effect and enforceable in accordance with its terms, and true and correct copies thereof (or, as to oral contracts, complete written descriptions thereof) have been delivered to Parent, and there is no existing default that has not been cured or waived under any Landmark Contract so listed by Landmark or, to the Knowledge of Landmark, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Landmark or, to the Knowledge of Landmark, any other party, that in any such case would have a Material Adverse Effect on the Business as currently conducted.

(c)  Except as set forth in Section 4.21 of the Landmark Disclosure Schedule, no party to any such Landmark Contract has given written notice to Landmark of, or made, a claim against Landmark with respect to any breach or default thereunder or, to the Knoweldge of Landmark, threatened any of the foregoing.

(d)  Except as set forth in Section 4.21 of the Landmark Disclosure Schedule, the execution and delivery of this Agreement by Landmark does not, and the consummation of the transactions contemplated by this Agreement will not, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require the consent or waiver under, any of the material terms, conditions or provisions of the

Landmark Contracts identified in Schedule 4.21 of the Landmark Disclosure Schedule that would have a Material Adverse Effect on the Business as currently conducted.

SECTION 4.22.  Real or Personal Property.

Except as set forth in Section 4.22 of the Landmark Disclosure Schedule, Landmark does not lease for a term of more than six months nor own any real or personal property.

SECTION 4.23.  Vote Required.

The affirmative vote of the holders of a majority of the outstanding shares of Landmark capital stock is the only vote of the holders of any class or series of Landmark’s capital stock necessary to approve and adopt this Agreement and the Merger. Landmark has taken or will take all action necessary to have the holders of Landmark capital stock approve and adopt this Agreement and the Merger in accordance with the applicable provisions of this Agreement, the DGCL, the Certificate of Incorporation and Bylaws of Landmark and any other applicable governing instrument. In accordance with the applicable provisions of the DGCL, the Certificate of Incorporation and Bylaws of Landmark and any other applicable governing instruments, Landmark will receive a validly executed, non-unanimous written consent of certain of the Landmark Stockholders listed on Exhibit 4.23 hereto.

SECTION 4.24.  Full Disclosure.

No representation or warranty made by Landmark contained in this Agreement and no statement contained in any agreement, certificate or schedule furnished or to be furnished by Landmark to Parent in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Landmark, jointly and severally, as follows:

SECTION 5.1.  Organization and Authority of the Parent.

Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of Parent and Merger Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Parent or Merger Subsidiary, as the case may be. The copies of the Certificate of Incorporation and Bylaws of each of Parent and Merger Subsidiary, which have been delivered to Landmark, are complete and correct and in full force and effect on the date hereof, and no amendment or other modification has been filed, recorded or is pending or contemplated thereto.

SECTION 5.2.  Capitalization.

Parent’s authorized equity capitalization consists of 6,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share (“Parent Preferred Stock”). As of the close of business on August 21, 2002, shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and 1,490,012 shares of Parent Common Stock and no shares of Parent Preferred Stock were outstanding. Such shares of Parent Common Stock constituted all of the issued and outstanding shares of capital stock of Parent as of such date. On August 12, 2002, the Board of Directors of Parent declared a 25% stock dividend pursuant to which one share of Parent Common Stock will be issued for every four outstanding shares of Parent Common Stock (the “25% Parent Stock Dividend”). The record date for the stock dividend is August 26, 2002, and the stock dividend will be payable on September 10, 2002. After the stock dividend is paid, 1,860,015 shares of Parent Common Stock will be issued and outstanding. Merger Subsidiary’s authorized equity capitalization consists of 1,000 shares of Merger Subsidiary Common Stock. As of the close of business on the date hereof, 100 shares of Merger Subsidiary Common Stock were issued and outstanding and held by Parent. Such shares of Merger Subsidiary Common Stock constituted all of the issued and outstanding shares of capital stock of Merger Subsidiary as of such date. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights.

SECTION 5.3.  Authority Relative to this Agreement.

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary are within the corporate power and authority of Parent and Merger Subsidiary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Subsidiary and no other corporate proceeding on the part of Parent or Merger Subsidiary other than obtaining the Parent Stockholder Approval is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Parent and Merger Subsidiary, as applicable, and (assuming the authorization, execution and delivery hereof and thereof by the Board of Directors of Landmark) constitute or will constitute valid, legal and binding agreements of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms.

SECTION 5.4.  Consents and Approvals; No Violations.

Except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL; (ii) obtaining the Parent Stockholder Approval and (iii) the filing with Nasdaq of a listing application covering the shares of Parent Common Stock issuable in the Merger, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any public court, tribunal or administrative, governmental or regulatory body, agency or authority is necessary or required in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary or for the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary will (x) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their properties or assets may be bound or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Subsidiary or any of their properties or assets except, in the case of subsections (y) or (z) above, for violations, breaches or defaults that would not have a Material Adverse Effect on Parent or Merger Subsidiary and that will not prevent or delay the consummation of the transactions contemplated hereby.

SECTION 5.5.  SEC Documents.

Parent has filed all required reports, schedules, forms, statements and other documents with the SEC under the Exchange Act since January 1, 1998 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein collectively referred to herein as the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for an arithmetic currency conversion error in Parents quarterly report for the period ending September 30, 2001 which was subsequently corrected, the consolidated financial statements of Parent included in the Parent SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

SECTION 5.6.  Fees and Expenses of Brokers and Others.

Except for the engagement by Parent of Davenport & Company LLC to deliver to Parent’s Board of Directors an opinion, dated as of August 12, 2002, as to the fairness, from a financial point of view, to Parent and the stockholders of Parent, other than Randal J. Kirk and his Affiliates, of the acquisition of Landmark by Parent in exchange for the Merger Consideration to be paid by Parent to the holders of Landmark Shares, neither Parent nor Merger Subsidiary (a) has had any dealings, negotiations or communications with any broker, finder or investment banker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker, finder or investment banker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

SECTION 5.7.  Absence of Certain Events.

Except as set forth in Section 5.7 of the Parent Disclosure Schedule or as reflected in a Parent SEC Document filed by, or a press release issued by, Parent prior to the date hereof, since April 1, 2001, Parent has not suffered any adverse change in its business, financial condition or results of operations that will have a Material Adverse Effect on Parent. Since April 1, 2001, Parent has conducted its business in the ordinary course and consistent with past practice and there has not been: (i) except for employment contracts with Israel M. Stein, Emil Hugen and Andrian Tennyenhuis, copies of which have been provided by Parent to Landmark, any entry into any Contract or an amendment of any Contract between Parent on the one hand, and any of the executive officers or key employees or consultants of Parent on the other hand, providing for employment of any such officer or key employee or consultant or any general or material increase in the compensation, severance or termination benefits payable or to become payable by Parent to any of the executive officers or key employees or consultants of Parent (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such executive officer or key employee or consultant; (ii) any entry by Parent into any material Contract or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any Lien (other than Permitted Liens) made on any of the properties or assets of Parent) other than in the ordinary and usual course of business; (iii) any change in the accounting methods, principles or practices of Parent; (iv) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect upon Parent; (v) any event, occurrence or action that has had or is reasonably likely to have a Material Adverse Effect on Parent; (vi) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the Parent Common Stock, except for the 25% Parent Stock Dividend; (vii) any amendment of any material term of any outstanding equity security of Parent; (viii) any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent; or (ix) any Contract to do any of the foregoing.

SECTION 5.8.  Compliance with Law.

Parent holds all Permits necessary for the lawful conduct of its business, except for failures to hold such Permits that would not have a Material Adverse Effect on Parent. Parent is in compliance with the material terms of the Permits, except where the failure so to comply would not have a Material Adverse Effect on Parent. The business of Parent is not being conducted in violation of any relevant Law, ordinance or regulation of any Governmental Authority except for violations or possible violations which do not have, and, could not reasonably be expected to have, a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to Parent is pending or, to the Knowledge of Parent, threatened.

SECTION 5.9.  Absence of Undisclosed Liabilities.

Except as set forth in Section 5.9 of the Parent Disclosure Schedule, Parent does not have any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto except liabilities, obligations or contingencies that (i) are accrued or reserved against in the balance sheet of Parent as of December 31, 2001, or (ii) were incurred after December 31, 2001 in the ordinary course of business and consistent with past practices.

SECTION 5.10.  Environmental Laws and Regulations.

Except as set forth on Section 5.10 of the Parent Disclosure Schedule:

(a)  Parent is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Parent of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure so to comply would not have a Material Adverse Effect on Parent.

(b)  Parent has not received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claim.

(c)  There have been no releases or offsite shipments from any property owned by Parent of any hazardous, toxic or radioactive material, substance or wastes defined or regulated as such under the Environmental Law that would be reasonably likely to result in an Environmental Claim.

(d)  To the Knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with the material compliance with all Environmental Laws by Parent in the future.

(e)  There are no Environmental Claims that are pending or, to the Knowledge of Parent, threatened, against Parent or, to the Knowledge of Parent, against any Person whose liability for any Environmental Claim Parent has or may have retained or assumed either contractually or by operation of Law.

SECTION 5.11.  Vote Required; Board Approval.

(a)  The affirmative vote of (i) the holders of shares of Parent Common Stock representing at least the Parent Stockholder Approval is the only vote of the holders of any class or series of Parent capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

(b)  Parent’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to its stockholders that they vote in favor of adopting and approving the Agreement and the transactions contemplated hereby, including the Merger, in accordance with the terms hereof.

SECTION 5.12.  Parent Proxy Statement/Prospectus.

None of the information with respect to Parent to be included in the Parent Proxy Statement/Prospectus or the Registration Statement will, in the case of the Parent Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Parent Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parent Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied in writing by Landmark or any Affiliate of Landmark for inclusion in the Parent Proxy Statement/Prospectus.

SECTION 5.13.  Litigation.

There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Parent, proposed or threatened that involves Parent and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.14.  Employee Benefit Plans Matters.

(a)  Section 5.14 of the Parent Disclosure Schedule contains a true and complete list of (i) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) all other material employee benefit agreements or arrangements (other than “payroll practices” under DOL Regulation Section 2510.3-1) that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or other service provider or any former director, officer, employee or other service provider (or any of their beneficiaries) of Parent (collectively, a “Parent Beneficiary”, or with respect to which Parent may have any material liability (“Parent Benefit Plans”).

(b)  With respect to each Parent Benefit Plan, Parent has heretofore made available to Landmark, as applicable, complete and correct copies of each of the following documents, if any, which Parent has prepared or has been required to prepare:

(i)  the Parent Benefit Plans and any amendments thereto (or if a Parent Benefit Plan is not a written agreement, a description thereof);

(ii)  the most recent annual Form 5500 reports filed with the IRS;

(iii)  the most recent statement filed with the DOL pursuant to 29 U.S.C. § 2520.104-23;

(iv)  the most recent annual Form 990 and 1041 reports filed with the IRS;

(v)  the most recent actuarial reports;

(vi)  the most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

(vii)  the most recent summary plan description and summaries of material modifications thereto;

(viii)  the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Parent Benefit Plan;

(ix)  the most recent financial statement;

(x)  the most recent determination letter received from the IRS; and

(xi)  any agreement pursuant to which Parent is obligated to indemnify any Person (including any indemnification agreements with directors of Parent).

(c)  All contributions and other payments, if any, required to have been made by Parent or any entity (whether or not incorporated) that is (or is required to be) treated as a single employer with Parent under Section 414 of the Code (a “Parent ERISA Affiliate”) with respect to any Parent Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of the most recent Parent Financial Statements have been reflected therein.

(d)  The terms of all Parent Benefit Plans, if any, that are intended to be “qualified” within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS on the current forms of such Parent Benefit Plans or the applicable remedial amendment periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in Section 5.14 of the Parent Disclosure Schedule, to the Knowledge of Parent, no

event or condition exists or has occurred that could cause the IRS to disqualify any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 5.14 of the Parent Disclosure Schedule, with respect to each Parent Benefit Plan, Parent and each Parent ERISA Affiliate are in compliance in all material respects with, and each Parent Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable Laws governing such plan or source, including, without limitation, ERISA, the Code and applicable local Law. To the Knowledge of Parent, except as set forth in Section 5.14 of the Parent Disclosure Schedule, no Parent Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other Governmental Authority or is scheduled to be subject to such an audit investigation or proceeding.

(e)  With respect to each Parent Benefit Plan, to the Knowledge of Parent, there exists no condition or set of circumstances that could subject Parent or any Parent ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable Law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which Parent or any Parent ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on Parent. No claim, action or litigation has been made, commenced or, to the Knowledge of Parent, threatened, by or against any Parent with respect to any Parent Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on Parent.

(f)  Except as disclosed in Section 5.14 of the Parent Disclosure Schedule, no Parent Benefit Plan, if any, that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under Sections 601 et seq. of ERISA and Section 4980 of the Code or other applicable state or local Law that specifically mandates continued health coverage).

(g)  No Parent Benefit Plan is a “multiemployer plan” as defined in Section 3(3) of ERISA and neither Parent nor any Parent ERISA Affiliate has previously maintained or had an obligation to contribute to a “multiemployer plan” (as defined above).

(h)  Neither Parent nor any entity that was at any time during the six-year period ending on the date of this Agreement a Parent ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA.

SECTION 5.15.  Tax Matters.

Except as set forth in Section 5.15 of the Parent Disclosure Schedule:

(a)  Parent and its Subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Parent is the common parent; such affiliated group files a consolidated federal income Tax Return; and neither Parent, any of its Subsidiaries, nor any entity to whose liabilities Parent or any of its Subsidiaries has succeeded, has filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group than that of which Parent is the common parent;

(b)  Parent has timely filed or caused to be filed all material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

(c)  Parent has paid all material Taxes due and payable by it, except for those being contested in good faith;

(d)  the Parent Financial Statements fully and properly reflect, as of their dates, the liabilities of Parent for all Taxes for all periods ending on or before such dates;

(e)  there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of Parent;

(f)  since April 16, 1997, Parent has not distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

(g)  Parent is not, or has not been at any time within the last five years, a “United States real property holding corporation” for purposes of Section 897 of the Code; and

(h)  Parent has no Knowledge of any fact, nor has Parent taken any action that would or would be reasonably likely to adversely affect the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 5.16.  Listing.

The Parent Common Stock is included in and listed on Nasdaq. The Parent is in compliance with the terms of its listing agreement with Nasdaq, Nasdaq’s rules and Nasdaq’s standards for continued listing and has complied or will timely comply with such agreement and such rules and standards in connection with the transactions contemplated by this Agreement. No proceeding is pending or, to the best of the Parent’s knowledge and belief, threatened relating to any unresolved violation of any of such items or delisting of the Parent’s Common Stock and the Parent has no reason to believe that the Parent Common Stock will not continue to be so listed.

SECTION 5.17.  Full Disclosure.

No representation or warranty made by Parent contained in this Agreement and no statement contained in any agreement, certificate or schedule furnished or to be furnished by Parent to Landmark in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.1.  Conduct of Business of Landmark.

During the period from the date of this Agreement to the Effective Time of the Merger, unless Parent shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement, Landmark will, to the extent permitted by this Agreement, operate its Business solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets and current business organizations, keeping available the services of its current officers and employees, maintaining the Landmark Contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has business dealings. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as agreed to in writing by Parent, Landmark agrees that:

(a)  Landmark shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

(b)  Landmark shall not (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) except as provided in Section 8.2(m) hereof, declare, set aside for payment or pay any dividend or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock.

(c)  Landmark shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(d)  Landmark shall not adopt any amendments to its Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership.

(e)  Landmark shall not (i) incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person, (ii) enter into any “keep well” or other agreement to maintain any financial condition of another Person or (iii) enter into any arrangement having the economic effect of any of the foregoing.

(f)  Landmark shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to Landmark except (without limitation of Section 6.1 (h) below but subject to Section 6.1 (i)), in the ordinary course of Business consistent with past practice.

(g)  Landmark shall not sell, lease, license or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose of any of the properties or assets of Landmark that, individually or in the aggregate, are material to Landmark except for the Retained Assets.

(h)  Landmark shall not make or agree to make any capital expenditures not previously approved by the Board of Directors in Landmark’s 2001 or 2002 capital budget as set forth in Section 6.1(h). of the Landmark Disclosure Schedule.

(i)  Except as provided in this Agreement or in the ordinary course of Business, Landmark shall not (i) enter into any Contract in excess of $50,000 individually or in the aggregate, or (ii) modify, amend or transfer in any respect or terminate any Landmark Contract or waive, release or assign any rights or claims thereunder.

(j)  Except as set forth in Section 6.1(j) of the Landmark Disclosure Schedule and except as may be required by Law, Landmark shall not (i) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Landmark Benefit Plan) for the benefit or welfare of any employee, officer, director or service provider or former employee, officer, director or service provider, (ii) increase the compensation or fringe benefits of any such individuals of Landmark, or (iii) except as provided in an existing Landmark Benefit Plan, increase the compensation or fringe benefits of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement.

(k)  Landmark shall not make any material change to its accounting methods, principles or practices, except as may be required by GAAP.

(l)  Landmark shall not create, incur or assume any material Lien (other than a Permitted Lien) on any of its material assets.

(m)  Landmark shall not settle any litigation or waive, assign or release any rights or claims except in either case (i) in the ordinary course of Business and (ii) for any such settlement which (x) would not impose either restrictions on the conduct of the Business of Landmark or (y) for litigation items settled for money, involve in the aggregate in excess of $50,000 in cost to Landmark (which amount shall be paid in full or escrowed prior to the payment of the fee to Third Security, LLC described in Section 4.14 and the dividend to the Landmark Stockholders described in Section 8.2(m)). Landmark shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of Business or in accordance with their terms.

SECTION 6.2.  Conduct of Business of Parent.

During the period from the date of this Agreement to the Effective Time of the Merger, unless Landmark shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement, Parent will, to the extent permitted by this Agreement, operate its business solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets and current business organizations, keeping available the services of its current officers and employees, maintaining its contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has business dealings. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as agreed to in writing by Landmark, Parent agrees that other than in the ordinary course of business:

(a)  Parent shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

(b)  Parent shall not (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of its capital stock, except (A) for repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by Landmark or (B) with respect to the 25% Parent Stock Dividend.

(c)  Parent shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(d)  Parent shall not adopt any amendments to its Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership.

(e)  Parent shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to Parent except in the ordinary course of business consistent with past practice.

(f)  Parent shall not make any change to its accounting methods, principles or practices, except as may be required by GAAP.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1.  Parent Stockholder Meeting.

Parent shall take all action necessary, in accordance with the DGCL and its Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold the Parent Special Meeting as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and Parent’s Certificate of Incorporation and Bylaws. Parent will, through its Board of Directors, recommend to its stockholders approval of such matters. Parent shall coordinate and cooperate with Landmark with respect to the timing of the Parent Special Meeting and shall use its best efforts to hold the Parent Special Meeting as soon as practicable after the date hereof.

SECTION 7.2.  The Parent Proxy Statement/Prospectus.

(a)  Parent shall, as soon as practicable following the execution of this Agreement, prepare and file with the SEC a draft of the Parent Proxy Statement/Prospectus (in a form approved by Landmark, which approval may be withheld in the sole discretion of Landmark) for the Parent Special Meeting. Parent and Landmark shall cooperate to respond promptly to any comments made by the SEC with respect thereto.

(b)  Parent shall file the Registration Statement with the SEC, and shall

(i)  after consultation with Landmark respond promptly to any comments made by the SEC with respect thereto; provided, however, that Parent will not file any amendment or supplement to the Parent Proxy Statement/Prospectus without first furnishing to Landmark a copy thereof for its review and will not file any such proposed amendment or supplement to which Landmark reasonably and promptly objects;

(ii)  use its best efforts to cause the SEC to declare the Registration Statement effective under the Securities Act as soon as practicable, and Parent shall cause the Parent Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after effectiveness of the Registration Statement to mail such Parent Proxy Statement/Prospectus;

(iii)  cause the registration or qualification of the Parent Common Stock to be issued upon conversion of the Landmark Shares in accordance with this Agreement and the Certificate of Merger and, to the extent required, under the state securities or “Blue Sky” laws of each state of residence of a record holder of Landmark Shares as reflected in its respective stock transfer ledger (a current copy of which has been previously delivered to Parent, provided there is not a material increase in the number of Landmark Shares between the date hereof and the Closing Date;

(iv)  promptly advise Landmark (A) when the Registration Statement becomes effective, (B) when, prior to the Effective Time, any amendment to the Registration Statement shall be filed or become effective, or (C) of the issuance by the SEC of any stop order suspending the Registration Statement or the institution or threatening of any proceeding for that purpose and (D) of the receipt by Parent of any notification with respect to the suspension of the registration or qualification of Parent Common Stock for sale in any jurisdiction or the institution or threatening of any proceeding for that purpose; and

(v)  use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)  If, at any time when the Parent Proxy Statement/Prospectus is required to be delivered under the Securities Act or the Exchange Act, any event occurs as a result of which the Parent Proxy Statement/Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Parent Proxy Statement/Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, Landmark and its stockholders through the Stockholders’ Representative will cooperate to permit Parent promptly to prepare and file with the SEC an amendment or supplement (in a form mutually agreeable to Parent and Landmark) that will correct such statement or omission or effect such compliance.

SECTION 7.3.  Nasdaq Listing.

Parent shall promptly prepare and submit to Nasdaq a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time of the Merger or as soon as reasonably practicable thereafter, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and Landmark shall cooperate with Parent with respect to such listing.

SECTION 7.4.  Access to Information.

Upon reasonable notice, Landmark and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, Contracts, commitments and records, and during such period, each of Landmark and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that notwithstanding the foregoing provisions of this Section 7.4 or any other provision of this Agreement, neither Landmark nor Parent shall be required to provide to the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than Landmark, Parent or any Subsidiary or former Subsidiary of Landmark or Parent, but shall identify to the other party the type of document and counter party. Each of Landmark and Parent agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated August 21, 2002 (the “Confidentiality Agreement”), by and between Landmark and Parent, shall apply with respect to information furnished by Landmark, Parent and their respective Subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

SECTION 7.5.  Reasonable Efforts; Notification.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 7.5, each of Landmark and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Landmark nor Parent shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, Landmark and its Board of Directors shall (1) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (2) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

(b)  Landmark shall give prompt notice to Parent, and Parent shall give prompt notice to Landmark, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

SECTION 7.6.  Fees and Expenses.

The parties hereto agree that (i) Parent shall bear (A) all fees and expenses, including, but not limited to, the fees and expenses of accountants and attorneys, incurred by Parent or Merger Subsidiary in connection with this Agreement, the Merger, the Parent Proxy Statement/Prospectus, the Registration Statement and the transactions contemplated hereby and thereby and (B) all amounts payable to Landmark Dissenting Holders for perfected appraisal rights in respect of Dissenting Shares up to a maximum aggregate amount of $10,000, (ii) Landmark shall bear (A) all fees and expenses, including, but not limited to, the fees and expenses of investment bankers, accountants and attorneys, incurred by Landmark in connection with this Agreement, the Merger and the transactions contemplated hereby and (B) all amounts payable to Landmark Dissenting Holders for perfected appraisal rights in respect of Dissenting Shares in excess of $10,000 and (iii) Landmark shall reimburse Parent for 50% of the fees paid by Parent to Davenport & Company LLC relating to the delivery of the fairness opinion by Davenport & Company LLC to Parent (all of the foregoing relating to Landmark shall be paid in full or escrowed prior to the payment of the fee to Third Security, LLC described in Section 4.14 and the dividend to the Landmark Stockholders described in Section 8.2(m)).

SECTION 7.7.  Public Announcements.

(a)  Parent and Landmark will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior each party having had the opportunity to review and comment on such press release or public statement, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable Law or by obligations pursuant to any listing agreement with the Nasdaq or any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

SECTION 7.8.  Insurance.

(a)  After the Effective Time, Parent shall cause the Surviving Corporation to either maintain the insurance policies (other than liability insurance for directors and officers) currently maintained by Landmark or, promptly following the Effective Time, replace such policies with comparable insurance policies, which replacement policies shall provide for the same or better benefits to Landmark.

(b)  Parent and the Surviving Corporation agree that the indemnification obligations set forth in Landmark’s Certificate of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner (other than as required by Law or recommended by the SEC, rating agency or the like) that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of Landmark or its Subsidiaries.

(c)  Parent agrees to use its commercially reasonable efforts to obtain liability insurance for its directors and officers on terms reasonably satisfactory to Randal J. Kirk as soon as practicable after the Effective Time.

SECTION 7.9.  Agreement to Defend.

In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

SECTION 7.10.  Amendment of Schedules.

Landmark shall promptly (and, in any event, within a reasonable time prior to Closing) notify Parent of (a) any event that would render inaccurate in any material respect any representation or warranty of Landmark, or (b) any change or addition that Landmark proposes to make to any schedule to this Agreement. No notification made pursuant to this Section 7.10 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to modify any of the schedules attached hereto unless Parent specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Parent of any condition set forth in this Agreement unless Parent specifically so agrees.

SECTION 7.11.  Reorganization Status.

Neither Landmark nor Parent shall, nor shall either of them permit any Affiliate to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Landmark, Parent, and their respective Affiliates shall use all reasonable efforts to achieve such result, including, without limitation, providing representations reasonably requested by counsel in connection with the tax opinion to be provided pursuant to Section 8.2(g). Unless otherwise required by Law, each of Landmark, Parent, and their respective Affiliates shall (i) report the Merger on all Tax Returns as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any position or action that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

SECTION 7.12.  Other Actions.

Except as contemplated by this Agreement, neither Parent nor Landmark shall, and neither shall permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect (except to the extent any representation or warranty is already qualified by materiality in which case it shall be true in all respects) or in any of the conditions to the Merger set forth in ArticleVII not being satisfied.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

SECTION 8.1.  Conditions Precedent to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)  The representations and warranties of Landmark contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct as of the Closing Date in all material respects (except to the extent any representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects), except as otherwise contemplated or permitted by this Agreement, and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of Landmark by the chief executive officer.

(b)  Each of the covenants, agreements and obligations of Landmark to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing, Landmark shall have delivered to Parent a certificate to that effect.

(c)  Parent shall have received the opinion of Hunton & Williams, counsel to Landmark, dated the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent and Parent’s counsel.

(d)  The stockholders of Landmark listed on Exhibit 4.23 hereto, acting by non-unanimous written consent, shall have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, as and to the extent required by, and in accordance with, the DGCL or other applicable Law, and by the provisions of any governing instruments.

(e)  Prior to the execution of this Agreement, Parent shall have received in writing from Landmark an undertaking by each Person, if any, that Landmark, after discussions with counsel for Landmark, believes may be an Affiliate of Landmark, in form satisfactory to Parent that no shares of Parent Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

(f)  There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or Merger Subsidiary any damages that are material in relation to Parent and Merger Subsidiary taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its Subsidiaries of any material portion of the Business or assets of Landmark, Parent or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the Business or assets of Landmark, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its Subsidiaries from effectively controlling in any material respect the Business or operations of Landmark or its respective Subsidiaries.

(g)  There shall have been no events, changes or effects with respect to Landmark having or which could reasonably be expected to have a Material Adverse Effect on Landmark.

(h)  All proceedings, corporate or other, to be taken by Landmark in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Parent and Parent’s counsel, and Landmark shall have made available to Parent for examination the originals or true and correct copies of all documents that Parent may reasonably request in connection with the transactions contemplated by this Agreement.

(i)  Parent shall have received from its financial advisor, Davenport & Company LLC, a written opinion, dated as of August 12, 2002, that the acquisition of Landmark by Parent in exchange for the Merger Consideration to be paid by Parent to the holders of Landmark Shares is fair, from a financial point of view, to Parent and the stockholders of Parent, other than Randal J. Kirk and his Affiliates.

(j)  Landmark shall have the Minimum Cash after payment by Landmark of the fees and expenses that Landmark is responsible for paying, reserving or escrowing pursuant to Section 7.6 hereof or Section 6.1(m) or any other provision hereof.

(k)  The Governance Agreement shall have been duly executed by the parties thereto.

(l)  Landmark shall have transferred the Retained Assets to an Affiliate of Landmark, as set forth in the Agreement for Purchase of Assets attached hereto as Exhibit A.

SECTION 8.2.  Conditions Precedent to Obligations of Landmark.

The obligations of Landmark to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)  The representations and warranties of Parent and Merger Subsidiary contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct as of the Closing Date in all material respects (except to the extent any representation and warranty is already qualified by materiality, in which case it shall be true and correct in all respects), except as otherwise contemplated or permitted by this Agreement, and Landmark shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by the chief executive officer.

(b)  Each of the covenants, agreements and obligations of Parent and Merger Subsidiary to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Parent and Merger Subsidiary shall have delivered to Landmark a certificate to that effect.

(c)  This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted as and to the extent required by, and in accordance with, the DGCL or other applicable Law and by the provisions of any governing instruments, at the Parent Special Meeting by the stockholders of Parent holding the number of shares of Parent Common Stock equal to the Parent Stockholder Approval;

(d)  Landmark shall have received the opinion of Peabody & Arnold LLP, counsel to Parent and Merger Subsidiary, dated the Closing Date and addressed to Landmark, reasonably satisfactory in form and substance to Landmark and Landmark’s counsel.

(e)  There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Landmark any damages that are material in relation to Landmark, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its Subsidiaries of any material portion of the Business or assets of Landmark, Parent or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the Business or assets of Landmark, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its Subsidiaries from effectively controlling in any material respect the Business or operations of Landmark or its respective Subsidiaries.

(f)  There shall have been no events, changes or effects with respect to Parent having or which could reasonably be expected to have a Material Adverse Effect on Parent.

(g)  The Board of Directors of Parent shall be as listed on Exhibit 2.3 attached hereto.

(h)  The Stockholders’ Representative shall have received an opinion from Hunton & Williams, dated as of the Closing Date, to the effect that, for federal income Tax purposes, (i) the Merger will be a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) no Landmark Stockholder will recognize gain or loss on the exchange of his or her Landmark Shares for shares of Parent Common Stock in the Merger.

(i)  All proceedings, corporate or other, to be taken by Parent and Merger Subsidiary in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Landmark and Landmark’s counsel, and Parent and Merger Subsidiary shall have made available to Landmark for examination the originals or true and correct copies of all documents that Landmark may reasonably request in connection with the transactions contemplated by this Agreement.

(j)  Landmark shall have received a copy of the written opinion of Davenport & Company LLC, dated as of August 12, 2002, that the acquisition of Landmark by Parent in exchange for the Merger Consideration to be paid by Parent to the holders of Landmark Shares is fair, from a financial point of view, to Parent and the stockholders of Parent, other than Randal J. Kirk and his Affiliates.

(k)  The Governance Agreement shall have been duly executed by the parties thereto.

(l)  Landmark shall have transferred the Retained Assets to an Affiliate of Landmark, as set forth in the Agreement for Purchase of Assets attached hereto as Exhibit A.

(m)  Landmark shall have paid aggregate dividends to the Landmark Stockholders equal to the amount of Landmark’s cash following the transfer of the Retained Assets to an Affiliate of Landmark pursuant to the Agreement for Purchase of Assets attached hereto as Exhibit A and prior to the Closing, if any, in excess of the cash required to satisfy Landmark’s obligations pursuant to Sections 4.14, 6.1(m) and 7.6, establish cash reserves, escrows or accruals as required under this Agreement and meet the condition set forth in Section 8.1(j).

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

SECTION 9.1.  Termination.

This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval of this Agreement, the Merger and the transactions contemplated hereby:

(a)  by mutual written consent of Landmark and Parent;

(b)  by, Parent, if the Landmark Stockholder Approval is not attained upon a vote at a duly held meeting of stockholders of Landmark or at any adjournment thereof or by the written consent of such stockholders in accordance with the DGCL and the Landmark Certificate of Incorporation and Bylaws;

(c)  by, Landmark, if the Parent Stockholder Approval is not attained upon a vote at a duly held meeting of stockholders of Parent or at any adjournment thereof or by the written consent of such stockholders in accordance with the DGCL and the Parent Certificate of Incorporation and Bylaws;

(d)  by either Parent or Landmark:

(i)  if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

(ii)  if the Merger shall not have been consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

(e)  by Parent, if Landmark breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within 30 days following receipt by Landmark of notice of breach or by the date specified in Section 9.1(d)(ii);

(f)  by Landmark, if Parent breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within 30 days following receipt by Parent of notice of breach or by the date specified in Section Section 9.1(d)(ii); and

(g)  by Landmark in the event that Parent fails to file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 9.2 hereof within 24 hours of the Effective Time, unless the failure to file is the result of (i) the failure of Landmark to satisfy all of the conditions to the consummation of the Merger set forth in Section 8.1 or (ii) the office of the Secretary of State of the State of Delaware being closed, provided that the filing is completed as soon as practicable upon the reopening of such office.

SECTION 9.2.  Effect of Termination.

If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees, agents or stockholders, other than the confidentiality provisions of Section 7.4. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

SECTION 9.3.  Amendment.

This Agreement and the Certificate of Merger may be amended by action taken by Merger Subsidiary, Landmark and Parent at any time before or after adoption of this Agreement by the stockholders of each of Parent and Landmark; provided, however, that after such stockholder approval no amendment shall be made which under applicable Law requires the approval of such stockholders without the approval of stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.

SECTION 9.4.  Extension; Waiver.

At any time prior to the Effective Time, either party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

SECTION 9.5.  Procedure for Termination, Amendment, Extension or Waiver.

A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section 9.4 shall, in order to be effective, require in the case of Parent or Landmark, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.  Entire Agreement; Assignment.

This Agreement and the Confidentiality Agreement (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned by operation of Law or otherwise.

SECTION 10.2.  Interpretation.

Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 10.3.  Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Landmark:

Landmark Scientific, Inc.
1902 Downey Street
Radford, Virginia 24141
Attention:    Secretary
Telecopy:    (540) 633-7939

with a copy to:

Hunton & Williams
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention:      C. Porter Vaughan, III, Esq.
Telephone:    (804) 788-8285
Telecopy:      (804) 788-8218

if to Parent or Merger Subsidiary:

Novitron International, Inc.
One Gateway Center
Newtown, MA 02458
Attention:      Israel M. Stein, M.D.
Telephone:    (617) 527-9933
Telecopy:      (617) 527-8230

with a copy to:

Malman & Goldman, LLP
152 West 52nd Street
New York, New York 10019
Attention:      Arthur B. Malman
Telephone:    (212) 397-1100
Telecopy:      (212) 265-9078

if to the Stockholders’ Representative:

Randal J. Kirk
c/o Third Security, LLC
The Governor Tyler
1902 Downey Street
Radford, VA 24141
Attention:      Marcus E. Smith, Esquire
Telephone:    (540) 633-7971
Telecopy:      (540) 633-7972

with a copy to:

Hunton & Williams
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention:      C. Porter Vaughan, III, Esq.
Telephone:    (804) 788-8285
Telecopy:      (804) 788-8218

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 10.4.  Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 10.5.  Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.6.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 10.7.  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

LANDMARK SCIENTIFIC, INC.

By:	/s/ RANDAL J. KIRK
Name: Randal J. Kirk Title: Chairman of the Board

NOVITRON INTERNATIONAL, INC.

By:	/s/ ISRAEL M. STEIN
Israel M. Stein Chairman of the Board and Chief Executive Officer

SPECTRAN HOLDINGS, INC.

By:	/s/ ISRAEL M. STEIN
Israel M. Stein Chairman of the Board and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

/s/ RANDAL J. KIRK

Randal J. Kirk